Exhibit 10.2
RELIANCE STANDARD LIFE INSURANCE COMPANY
NONQUALIFIED DEFERRED COMPENSATION PLAN
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2009
Preamble
Reliance Standard Life Insurance Company (the “Company”) hereby adopts the Nonqualified Deferred Compensation Plan (the “Plan”), as amended and restated effective January 1, 2009. The purpose of the Plan, which will supersede all prior versions of the Plan, is to provide a select group of highly-compensated employees of the Company and its participating Affiliated Companies with the opportunity to defer compensation.
The select group of highly-compensated employees who will be eligible for the Plan and are currently eligible to participate in the Reliance Standard Life Insurance Company Retirement Savings Plan (the “Retirement Savings Plan”) have a limit imposed on the amount of contributions they can make to the Retirement Savings Plan. The Plan will allow these highly-compensated employees to participate in this Plan.
For those employees who are eligible to participate in the Retirement Savings Plan, the Plan will allow them to be credited with the same level of Company matching contributions they would have received had certain restrictions not been imposed on contributions to the Retirement Savings Plan.
Definitions
The terms used in this Plan shall have the meanings set forth below:
1.	Account shall mean the bookkeeping account described in Section 4 of this Plan for a NQDC Plan Participant.

2.	Affiliated Company shall mean any entity with whom the Company would be considered a single employer under Code Section 414(b) or 414(c) provided that in applying Code Section 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2) and (3), and in applying Regulation 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Regulation 1.414(c)-2.

3.	Annual Compensation shall mean annual salary, bonuses and commissions, but excludes severance pay, tuition, auto expense or moving expense reimbursements or allowances and any group-term life insurance included on the NQDC Plan Participant’s W-2.

4.	Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

5.	Committee shall mean the person or persons appointed by the Board of Directors of the Company to administer the Plan.

6.	Company shall mean Reliance Standard Life Insurance Company.

7.	Eligible Employee shall mean, for any calendar year, an employee of a Participating Employer who is eligible to participate in the Plan, as described in Section 1 of this Plan.

8.	ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

9.	Nonqualified Deferred Annual Compensation shall mean Annual Compensation deferred by the NQDC Plan Participant to his/her Account under Section 2 of this Plan.

10.	NQDC Plan Participant shall mean an Eligible Employee who has elected to defer his/her Annual Compensation pursuant to Section 2 of the Plan.

11.	Participating Employer shall mean
          (a) the Company, Delphi Capital Management, Inc., First Reliance Standard Life Insurance Company, and any Affiliated Company which shall adopt the Plan for their employees with the approval of the Board of Directors of the Company; and
          (b) any successor to the business entity described in subsection (a) as a result of a statutory merger, purchase of assets or any other form of reorganization of the business of the business entity described in subsection (a).
12.	Plan shall mean this Reliance Standard Life Insurance Company Nonqualified Deferred Compensation Plan as set forth herein and as may be amended from time to time.

13.	Plan Matching Amounts shall mean matching amounts credited to a NQDC

Plan Participant’s Account pursuant to Section 3 of this Plan.

14.	Retirement Savings Plan shall mean the Reliance Standard Life Insurance Company Retirement Savings Plan.

15.	Retirement Savings Plan Elective Contributions shall mean Basic contributions made by an employee to the Retirement Savings Plan.
16.	Retirement Savings Plan Matching Contributions shall mean Company contributions made with respect to an employee pursuant to the Retirement Savings Plan.

17.	Retirement Savings Plan Participant shall mean an employee of the Company or an Affiliated Company who is considered a Retirement Savings Plan Participant pursuant to the terms of the Retirement Savings Plan.

18.	Separation from Service shall mean, for a NQDC Plan Participant, his or her death, his or her termination of employment, his or her absence from employment on account of disability for a period of six months, discharge or any absence that causes him or her to cease to be an employee of a Participating Employer, within in the meaning of the Section 409A of the Code.
Section 1 — Eligibility
An employee of a Participating Employer will become eligible to participate in the Plan on January 1 of the calendar year with respect to which he/she is first designated as a highly-compensated employee, as defined in Code Section 414(q) and the regulations thereunder and in accordance with any “top-paid” group election made by the Company for such calendar year under qualified plans sponsored by the Company.
Section 2 — Nonqualified Deferred Annual Compensation Elections
Each Eligible Employee shall be eligible to defer from 1% to 10% of his/her Annual Compensation which would otherwise be payable to him/her for services to be rendered in the following calendar year. Such employee must elect to defer prior to the beginning of the calendar year of such deferral, except as otherwise provided below for a “newly eligible” employee.
In the case of the first calendar year in which an employee becomes eligible to participate, such “newly eligible” employee must make such deferral election within 30 days after his/her initial January 1 eligibility date, with respect to Annual Compensation paid for services performed after the election. In the event an employee has ceased being eligible to participate (other than the accrual of earnings) for a period of at least 24 months, and subsequently becomes eligible to participate in the Plan again, the employee shall be considered a “newly eligible” employee and such employee’s original deferral election as to time and form of payment shall be reinstated.
Each NQDC Plan Participant shall file with the Company, at the time of his/her initial deferral election, an irrevocable election regarding the percentage of compensation to be deferred under the Plan, the timing of distributions and the form of distribution for all amounts in his/her Account under the Plan. Deferral elections with respect to the percentage of compensation to be deferred under the Plan shall remain in effect until a NQDC Plan Participant elects otherwise in accordance with this Section 2. Deferral elections with respect to the timing of distribution and the form of distribution shall remain in effect for all subsequent deferral elections.
Each NQDC Plan Participant shall be provided with the opportunity the make a special election one-time election as to the time and form of payment of the distribution of the Participant’s Account pursuant to the transition relief rules provided under Section 409A of the Code and the regulations promulgated thereunder. Such election must be made by December 31, 2008 and must be made in accordance with the procedure set forth by the Company. Such election shall only apply to amounts that would not otherwise be payable in the 2008 calendar year and shall not cause an amount to be paid in the 2008 calendar year that would not otherwise be payable in the 2008 calendar year.
Section 3 — Plan Matching Amounts
In the event that a Retirement Savings Plan Participant has elected Nonqualified Deferred Annual Compensation with respect to a calendar year, the Company shall determine a Plan Matching Amount under this Plan for such employee. The Plan Matching Amount shall be equal to the Retirement Savings Plan Matching Contribution that would have been credited for such year to the NQDC Plan Participant had the NQDC Plan Participant also contributed the Nonqualified Deferred Annual Compensation to the Retirement Savings Plan, less the actual amount of Retirement Savings Plan Matching Contribution credited to such Retirement Savings Plan Participant for such year. For this purpose the annual compensation limit under Code Section 401(a)(17) does not apply. Notwithstanding the above, the maximum amount of Plan Matching Amounts that may be made with respect to a NQDC Plan Participant for a calendar year will not exceed 50% of the lesser of (i) 4% of his/her Annual Compensation, or (ii) the annual limit on pre-tax contributions under Code Section 402(g), less the actual Retirement Savings Plan Matching Contribution credited to such Retirement Savings Plan Participant for such year.

Section 4 — Plan Accounting
Nonqualified Deferred Annual Compensation and Plan Matching Amounts will not be considered current income to the employee for federal income tax purposes and shall remain the property of the Company. No NQDC Plan Participant shall acquire any property interest in such amount or other assets of the Company, his/her right being limited to receiving from the Company deferred payments as set forth in this Plan. To the extent that any NQDC Plan Participant acquires a right to receive benefits under this Plan, such right shall be no greater that the right of any unsecured general creditor. No such right shall be assignable by a NQDC Plan Participant except that payments may be made to his/her beneficiary or his/her estate under the terms of Section 5.
A Rabbi Trust has been established in connection with the Plan. SEI Private Trust Company will serve as the trustee of the Rabbi Trust. The assets in the Rabbi Trust can only be used to pay benefits under the Plan or to pay claims of general creditors.
The Company shall establish separate bookkeeping Accounts to record all Nonqualified Deferred Annual Compensation, Plan Matching Amounts, and earnings or losses thereon for each NQDC Plan Participant. Nonqualified Deferred Annual Compensation, Plan Matching Amounts, and earnings or losses thereon shall be credited to such Accounts.
Section 5 — Distribution of Nonqualified Deferred Annual Compensation, Plan Matching Amounts, and Earnings or Losses Thereon
(a)	Termination of Employment. At the time of his/her initial deferral election as provided in Section 2 of this Plan, each NQDC Plan Participant shall irrevocably elect that the total amount in his/her Account shall begin to be paid as of one of the following dates:
(i)	as soon as administratively feasible, but in any event within 90 days (and no later than March 15 of the calendar year following the calendar year of the NQDC Plan Participant’s Separation from Service) from the NQDC Plan Participant’s Separation from Service, or

(ii)	on February 1 (and in no event later than March 15) of the calendar year following the calendar year in which the NQDC Plan Participant’s Separation from Service occurs.
If a NQDC Plan Participant does not make an election with respect to the timing of payment, his or her account will be paid in accordance with Section 5(a)(ii).

(b)	Form of Payment. Payment of the Account will be made in one lump sum or in equal annual installments over a 5-year period, beginning on the date so specified by the employee. NQDC Plan Participants may elect the form of payment of the Account in accordance with Section 2. If a NQDC Plan Participant does not elect a form of payment, such participant will receive his or her distribution in the form of one lump sum cash payment.

(c)	Death. Upon the death of a NQDC Plan Participant or former NQDC Plan Participant, the balance (or remaining balance, if installments have commenced pursuant to Section 5(a) of this Plan) of his/her Account shall be payable to his/her beneficiary (or if none, to his/her estate), in a lump sum, with such payment to be made within 30 days following the end of the calendar quarter in which the NQDC Plan Participant’s death occurs.

(d)	Specified Employees. Notwithstanding any provision of this Plan to the contrary, in the case of a NQDC Plan Participant who is a “specified employee” (as defined in Code Section 409A(a)(2)(B)(i)) of the Company or any of its Affiliated Companies, payment of such NQDC Plan Participant’s Account will be made or will commence as of the first day of the seventh month after the date the NQDC Plan Participant ceases to be an employee of the Company or any of its Affiliated Companies, other than by reason of death, and in that case all amounts otherwise payable before the first day of such seventh month shall be paid on that date in a lump sum to his/her beneficiary (or if none, to his/her estate).
Section 6 — Hardship Distributions
Notwithstanding a NQDC Plan Participant’s irrevocable election of a time and form of payment at the time of his/her initial deferral election pursuant to Section 2 of this Plan, and in accordance with the provisions of Code Section 409A, a NQDC Plan Participant may make a withdrawal of all or part of his/her Account prior to such elected distribution date and in the form of a lump sum, but only in the event the NQDC Plan Participant incurs an unforeseeable emergency and only if the withdrawal is approved by the Committee. For this purpose, an “unforeseeable emergency” is an unanticipated emergency caused by an event beyond the control of the NQDC Plan Participant which would result in a severe financial hardship if early withdrawal were not permitted, and which cannot be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the NQDC Plan Participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship), or by cessation of deferrals under the Plan. Any such distribution shall not exceed the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution). An “unforeseeable emergency” shall include severe financial hardship to the NQDC Plan Participant arising out of any of the following:
(a)	An illness or accident of the NQDC Plan Participant or his/her spouse, beneficiary, or dependent (as defined in Code Section 152, determined without regard to subsections (b)(1), (b)(2), and (d)(1)(B) thereof);

(b)	Loss of the NQDC Plan Participant’s property due to casualty; or

(c)	Other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the NQDC Plan Participant’s control.
Requests for early distribution on account of hardship shall be reviewed by the Committee and payment shall be made only upon the approval by the Committee, in its sole discretion and subject to the requirements of Code Section 409A.
Section 7 — Plan Administration
The Plan shall be administered by the Committee, which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Section 10.
Section 8 — Amendment of the Plan
The Plan may be amended from time to time by resolution of the Board of Directors of the Company (or, to the extent provided in the following sentence, the Company’s Pension and Retirement Savings Committee), but no such amendment shall have the effect of reducing any benefits payable hereunder or otherwise affecting the rights of NQDC Plan Participants or their beneficiaries with respect to the payment of amounts accumulated under the Plan prior to the date of said amendment. The Company’s Pension and Retirement Savings Committee may by resolution approve any amendment to the Plan that is for purpose of curing any ambiguity, correcting or supplementing any provision of the Plan, or making a change that is necessary or appropriate for purposes of compliance with any federal or applicable state law, rule, regulation or any opinion, directive or order of any federal or relevant state governmental authority.
Section 9 — Plan Termination
The Plan will continue in effect until terminated by resolution of the Board of Directors of the Company, but in the event of such termination, the amounts accumulated pursuant to the Plan prior to termination will continue to be subject to the provisions of the Plan as if the Plan had not been terminated.
Section 10 — Claims Procedures
In the event that a benefit hereunder is wholly or partially denied to any NQDC Plan Participant or his/her beneficiary (hereinafter “Claimant”), the following procedures shall be applicable:
(a)	The Committee shall give written notice of the denial of benefit to the Claimant, setting forth (i) the specific reason for the denial, (ii) specific reference to pertinent Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary, and (iv) the procedure by which the Claimant may appeal the denial of his claim (including the time limits applicable to such procedures and a statement of the Claimant’s rights to bring a civil action under Section 502(a) of ERISA, following an adverse benefit determination on review).

(b)	Any Claimant shall have the right to request a review of the Committee’s determination. Such request for review must be made in writing and must be filed with the Committee within 60 days of the sending of the Committee’s notice of denial. In connection with any such review, the Claimant or his duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits and shall have the opportunity to submit issues and comments in writing to the Committee. Within 60 days after receipt of the written appeal (unless an extension of time is agreed to by the parties, but in no event more than 120 days after such receipt), the Committee shall notify the Claimant of this final decision. Such final decision shall be in writing and shall include (A) the reasons for the decision, (B) specific references to the pertinent Plan provisions on which the decision is based, (C) a description of the Claimant’s right to, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; (D) a description of any voluntary appeals procedure offered by the Plan, and

(E) a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA.
Section 11 — General Conditions
(a)	No Employment Contract. Nothing contained herein shall be construed as conferring upon any person the right to be employed or continue in the employ of the Company or the Affiliated Companies.

(b)	Withholding. The Company shall have the right to withhold from any payment made under the Plan any taxes required by law to be withheld in respect of such payment.

(c)	Governing Law. To the extent not preempted by ERISA, the laws of the Commonwealth of Pennsylvania shall govern the construction and administration of the Plan.

(d)	Binding Upon Successors. The liabilities under the Plan shall be binding upon any successor or assign of the Company and any purchaser of the Company or substantially all of the assets of the Company.

(e)	Compliance with Law. The Plan is intended to comply with the applicable requirements of Code Section 409A and its corresponding regulations and related guidance, and shall be administered in accordance with Code Section 409A. Notwithstanding any provision of the Plan to the contrary, elections to defer Annual Compensation to the Plan and distributions from the Plan may only be made in a manner and upon an event permitted by Code Section 409A, and all payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” within the meaning of such term under Code Section 409A. For purposes of Code Section 409A, the right to a series of installment payments under this Plan shall be treated as a right to a series of separate payments. To the extent that any provision of the Plan would cause a conflict with the requirements of Code Section 409A, or would cause the administration of the Plan to fail to satisfy the requirements of Code Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law.

TO RECORD the adoption of the Plan as amended and restated herein, the Company has caused its authorized officer to affix its corporate name and seal hereto this 18th day of December, 2008.

RELIANCE STANDARD LIFE
INSURANCE COMPANY
Attest:

/S/ CHARLES T. DENARO Secretary	/S/ LAWRENCE E. DAURELLE Authorized Officer	(Seal)

PARTICIPATING EMPLOYERS:

DELPHI CAPITAL MANAGEMENT, INC.

/S/ CHAD W. COULTER Authorized Officer

FIRST RELIANCE STANDARD LIFE INSURANCE COMPANY

/S/ THOMAS W. BURGHART Authorized Officer